Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Results for Fourth Quarter and Full Year 2011

FORT LAUDERDALE, FL, March 27, 2012 – eDiets.com, Inc. (OTCBB: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the fourth quarter and full year ended December 31, 2011.

Revenues for the fourth quarter of 2011 were $4.6 million, a decrease of approximately 33% from $6.9 million in the fourth quarter of 2010. The net loss for the fourth quarter of 2011 was $(1.7) million, or $(0.12) per diluted share on approximately 13.6 million shares outstanding, compared to a net loss of $(1.3) million, or $(0.11) per diluted share on approximately 11.5 million shares outstanding, in the fourth quarter of 2010.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, impairment, stock-based compensation, bad debt recovery, and non-cash severance charges for the quarter ended December 31, 2011 was $(1.4) million, compared to $(0.8) million in the fourth quarter of 2010.

For the full year ended December 31, 2011, the Company recorded revenues of $22.1 million compared to $23.4 million in 2010. The net loss was $(4.4) million, or $(0.34) per share for 2011, compared to $(43.3) million, or $(4.68) per share, for 2010. Results for 2010 include a non-cash, impairment charge of $6.9 million, or $0.74 per diluted share, and a non-cash charge of $24.0 million, or $2.59 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock. Adjusted EBITDA for 2011 totaled $(2.3) million compared to $(7.1) million in 2010.

Fourth Quarter and Recent Operating Highlights:

•	Appointed board member and direct response marketing industry leader Thomas Connerty as President and Chief Executive Officer

•	Completed private placement with BBS Capital Fund, LP for $500,000 in December 2011

•	Appointed Berke Bakay to Board of Directors

•	Implemented significant cost cutting measures and reduced corporate overhead by approximately $1 million annually

•	Expanded meal delivery adjusted gross margin* (excluding depreciation) to 44% in fourth quarter 2011 from 40% in the fourth quarter of 2010

“I’m excited about the opportunity to lead eDiets and am committed to addressing the challenges and maximizing our brand potential,” said Tom Connerty, President and CEO, eDiets.com. “Having been in the direct marketing industry for over 25 years and as a member of eDiets’ board of directors for the past year, I have a strong understanding of our core competencies and the steps necessary to build a market leading meal delivery service. Over the past several years, the company has significantly improved the cost structure and operations and we are now focusing all of our efforts on growing our customer base at an acceptable cost level to achieve profitability.”

Conference Call

The Company will host a conference call to discuss the fourth quarter 2011 results at 9:00 a.m. Eastern Time on Wednesday, March 28, 2012. Participants may access the call by dialing 866-713-8565 (domestic) or 617-597-5324 (international), passcode 86243792. In addition, the call will be webcast via the Investor Relations section of the Company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Wednesday, April 4, 2012. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 30664594.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The Company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA and adjusted gross margin, which are non-GAAP financial measures as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes.

This press release also references advertising efficiency, which the Company believes is a useful metric for assessing operating performance. Advertising efficiency is the amount spent on media during a period, including amounts spent on television, online and print media spending, divided by net revenue received during the same period. The Company believes that adjusted gross margin and advertising efficiency are useful measures of the performance of our meal delivery business. Adjusted EBITDA, adjusted gross margin and advertising efficiency, as presented, may not be comparable to similarly titled measures of other companies. The Company does not intend for adjusted EBITDA, adjusted gross margin or advertising efficiency to be considered in isolation or as a substitute for any GAAP measure.

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this news release that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks, uncertainties and assumptions. This news release contains forward-looking statements about the Company including (i) expectations regarding our ability to obtain the additional financial support required in order to remain in business, (ii) expectations regarding our ability to manage our advertising expenditures in a manner that enables us to acquire new meal delivery customers in a profitable manner, (iii) expectations regarding the savings to be realized from our cost-cutting measures and reduced corporate overhead, (iv) expectations that our new management team will design and implement programs and practices to enable us to acquire new meal delivery customers in a profitable manner, (v) expectations regarding our ability to manage the impact of headcount reductions on our business and (vi) expectations regarding the impact of seasonal factors on our meal delivery business during 2012. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following: (i) our ability to raise additional capital, (ii) our ability to sell one or more lines of our business, (iii) our ability to maintain compliance with applicable regulatory requirements, (iv) our ability to attract and retain customers in a profitable manner through advertising, and our ability to secure advertising commitments, (v) our ability to accurately assess market demand for our products; (vi) our ability to improve our meal delivery margin and its effect on total gross margins, (vii) our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels and (viii) the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates. These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2011	2010	2011	2010
Net loss	$(1,657)	$(1,265)	$(4,394)	$(43,273)
Interest expense (income), includes capital lease int. exp.	1	1	3	3
Interest expense on related party notes	13	7	50	1,445
Amortization of related party notes	—	—	—	1,290
Interest expense incurred with debt conversion	—	—	—	23,961
Loss on extinguishment of related party debt	—	—	—	213
Income tax provision (benefit)	—	—	(4)	(1)
Depreciation	73	357	586	1,493
Amortization of intangibles	3	4	14	31
Impairment of goodwill and intangible assets	—	—	—	6,865
Stock-based compensation	209	117	1,345	882
Bad debt expense (recovery)	—	3	(10)	(12)
Non-cash severance charges	—	—	67	—

Adjusted EBITDA	$(1,358)	$(776)	$(2,343)	$(7,103)

Meal Delivery Adjusted Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2011	2010	2011	2010
Revenue - meal delivery	$3,810	$5,403	$17,653	$16,239
Cost of revenues - meal delivery	2,145	3,476	10,117	10,599
Less: cost of revenue adjustments for meal delivery
Depreciation	(17)	(226)	(271)	(844)
Revenue sharing	—	—	(1)	(10)

Cost of revenues - adjusted	2,128	3,250	9,845	9,745

Adjusted meal delivery gross profit	$1,682	$2,153	$7,808	$6,494

Adjusted meal delivery gross margin percentage	44.1%	39.8%	44.2%	40.0%

Meal Delivery Advertising Efficiency

(Unaudited)

(in thousands)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2011	2010	2011	2010
Advertising Spend - meal delivery	$1,641	$1,871	$5,645	$7,601
Revenue - meal delivery	$3,810	$5,403	$17,653	$16,239

Advertising Efficiency - meal delivery	43.1%	34.6%	32.0%	46.8%

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Digital plans	$514	$775	$2,551	$3,745
Meal delivery	3,810	5,403	17,653	16,239
Business-to-business	154	512	1,088	2,499
Other	166	200	771	874

Total revenues	4,644	6,890	22,063	23,357

Cost and expenses:
Cost of revenue
Digital plans	42	94	245	515
Meal delivery	2,145	3,476	10,117	10,599
Business-to-business	14	35	93	130
Other	29	38	115	180

Total cost of revenue	2,230	3,643	10,570	11,424
Technology and development	218	391	1,075	2,801
Sales, marketing and support	3,055	3,151	10,913	14,003
General and administrative	781	959	3,836	4,595
Amortization of Intangibles	3	4	14	31
Impairment of goodwill and intangible assets	—	—	—	6,865

Total cost and expenses	6,287	8,148	26,408	39,719

Loss from operations	(1,643)	(1,258)	(4,345)	(16,362)
Interest income	—	1	—	3
Interest expense	(14)	(8)	(53)	(2,741)
Interest expense incurred with debt conversion	—	—	—	(23,961)
Loss on extinguishment of related party debt	—	—	—	(213)

Loss before income tax provision	(1,657)	(1,265)	(4,398)	(43,274)
Income tax benefit (provision)	—	—	4	1

Net loss	$(1,657)	$(1,265)	$(4,394)	$(43,273)

Loss per common share:
Basic and diluted	$(0.12)	$(0.11)	$(0.34)	$(4.68)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	13,570	11,484	12,886	9,252

	Twelve Months Ended December 31,
	2011	2010
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(3,482)	$(7,161)
Investing	(34)	(459)
Financing	3,651	6,497

	December 31, 2011	December 31, 2010
BALANCE SHEET DATA:
Cash and cash equivalents	$603	$468
Total assets	2,696	3,596
Deferred revenue	598	1,428
Debt (excluding capital leases)	1,000	1,000
Stockholders’ deficit	(1,346)	(1,970)

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